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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 6, 1997 except for "Organization, Business Activity and Basis of Presentation" under Note 1, as to which the date is November 6, 1997, with respect to the consolidated financial statements of TransWestern Holdings L.P., included in the Prospectus of TransWestern Holdings L.P., that is made a part of Amendment No. 2 to the Registration Statement (Form S-4, No. 333-42117) of TransWestern Holdings L.P., for the offer to exchange Series B 11 7/8% Senior Discount Notes due 2008 for any and all outstanding
11 7/8% Senior Discount Notes due 2008 of TransWestern Holdings L.P.



                                          ERNST & YOUNG LLP



San Diego, California


February 20, 1998